EXHIBIT 10.3

                       PURCHASE AND SALE AGREEMENT


    THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), is entered into effective the 21st day of June, 2005, by and between Texas-New Mexico Pipe Line Company, a Delaware corporation ("Seller"), and Giant Pipeline Company, a New Mexico corporation ("Buyer"). Seller and Buyer are hereinafter sometimes referred to individually as a "Party" or collectively as the "Parties". Other definitions used in this Agreement are found in Annex A attached hereto and made a part hereof.

    For and in consideration of the mutual covenants, obligations and benefits made and contained herein, the Parties agree as follows:

                               Article 1
                            Purchase and Sale

    A. Included Assets. Subject to the terms and conditions set forth below, Seller agrees to sell and Buyer agrees to purchase all of Seller's right, title and interest in and to the following real and personal property interests, other than the Excluded Assets (the "Property"):

         (1) the idle crude oil pipeline (the "Pipeline"), as shown on Exhibits "A" - Map and "A-1" - System Description, attached hereto and made a part hereof;

         (2) all fee interests in real property described and shown on Exhibit "B" attached hereto and made a part hereof ("Real Property");

         (3) rights-of-way and permits appurtenant to or associated with the Pipeline, as further described on Exhibit "C", attached hereto and made a part hereof ("Rights-of-Way and Permits");

         (4) the assigned contracts as further described on Exhibit "D" attached hereto and made a part hereof ("Assigned Contracts");

         (5) any and all pipe, pumps, motors, valves, fittings, miscellaneous equipment and facilities, and buildings associated with the Pipeline as further described on Exhibit "E" attached hereto and made a part hereof ("Equipment"); and

         (6)    the Books and Records.

    B. Signage. Buyer acknowledges that it shall have no rights with respect to the use of the names "Texas-New Mexico Pipe Line Company", "Shell Pipeline Company LP", or any and all variations and derivatives thereof, all trademarks, service marks and logos associated therewith, nor any "Goodwill" associated with any of the foregoing. Within sixty
(60) days after the Effective Time, Buyer shall remove or cause to be removed, all such names, marks or logos from wherever they may appear on the Property, including the removal of all Texas New Mexico Pipeline Company line markers. Should Buyer fail to have such line markers removed within sixty (60) days of the Effective Time, then Buyer shall pay to Seller one hundred dollars ($100.00) per month for each of the line markers with Seller's or its Affiliates name on it still on the Property on or after the sixtieth (60th) day after the Effective Time.

    C.    One-Call. Buyer will promptly, but in no event later than sixty
(60) days after the Effective Time, contact every appropriate one-call agency in the vicinity of any of the Property and have the contact information for one-calls changed from Seller's name to Buyer's name. This obligation of Buyer shall include sending revised maps to the one-call agencies where appropriate or required. Buyer shall send Seller a letter, to the Notices address contained in Article 24 of this Agreement, when the one-call notification information has been changed. Should Buyer fail to have the one-call information and maps changed to Buyer's name within sixty (60) days of the Effective Time, then Buyer shall pay to Seller one hundred dollars ($100.00) for each one-call received by Seller for any of the Property on or after the sixtieth (60th) day after the Effective Time.

                                Article 2
                              Purchase Price

    A. Price. The price to be paid by Buyer to Seller for the Property shall be Nine Million Dollars ($9,000,000.00) (the "Purchase Price") payable at Closing (as defined below) less the Earnest Money held by Seller, by wire transfer in immediately available funds to an account to be designated by Seller. Seller shall prepare a Closing Statement, substantially in the form attached hereto as Exhibit "F", detailing the items which are to be added to or subtracted from the Purchase Price as permitted under this Agreement in order to determine the amount of money to be included in the wire transfer. Buyer and Seller shall agree to the figures on the Closing Statement. The Purchase Price is subject to the following conditions.

        1. Within two hundred seventy (270) days of the Closing Date, unless further delayed due to right-of-way issues, Buyer shall hydrotest the Pipeline and determine the Total Recommissioning Cost. If the Pipeline is unable to be recommissioned into crude service by Buyer due to:

            i) the cost or projected cost to make repairs to the Pipeline exceeds the Estimate of Repair Costs by $1 million, or

            ii)  the Total Recommissioning Cost exceeds $11 million, or

            iii) community objections that prevent or significantly delay use of the Pipeline,

            and Buyer elects to not proceed, then, at Seller's sole discretion:

            (1) Seller may negotiate a mutually acceptable purchase price reduction with Buyer and Buyer will proceed with placing the Pipeline in service , or

            (2) Seller will refund $8 million to Buyer and Buyer will
                retain ownership of the Pipeline and honor all terms, conditions, representations, warranties, and indemnities, or

            (3) Seller will refund all monies, Buyer will reconvey
                ownership of the Pipeline and all liabilities to Seller and Seller will release Buyer from all obligations.

        2. If Buyer notifies Seller that it is electing not to proceed placing the Pipeline in service because either the cost or projected cost to make repairs to the Pipeline exceed the Estimate of Repair Costs by $1 million or the Total Recommissioning Cost exceeds $11 million, then, at Seller's sole cost and expense, Seller shall have the right to conduct an audit of Buyer's records supporting the Estimate of Repair Costs or the Total Recommissioning Cost, as applicable. Seller shall have 15 business days from receipt of Buyer's notice to inform Buyer of its intention to conduct an audit.

        3. If the Pipeline is ever made operational by Buyer, its Affiliates or assigns at any time after Seller shall have refunded monies to Buyer, then Buyer will pay to Seller an amount equal to the monies previously refunded to Buyer by Seller.

    B. Earnest Money. As evidence of Buyer's ability to perform this Agreement and good faith intent to comply with the terms hereof, Buyer has deposited with Seller an amount equal to five percent (5%) of the Purchase Price as earnest money (hereinafter "Earnest Money"). The Earnest Money shall accrue interest at a per annum rate calculated on a daily basis using the three month treasury bill rate published by Bloomberg Financial Services for any applicable day (with the rate for any day for which a rate is not published being the rate most recently published). All references to Earnest Money shall include interest on the Earnest Money as calculated in accordance with the preceding sentence.

    C. Distribution of the Earnest Money. The Earnest Money shall be distributed as follows:

        (1) If the Closing occurs, then the Earnest Money shall be applied to and credited against the Purchase Price at Closing.

        (2) In the event the transaction fails to close because any of the conditions to Closing contained in Article 3A. are not satisfied through no fault of either Party and this Agreement is terminated, Seller will refund the Earnest Money to Buyer and Buyer and Seller shall each be relieved of all liability hereunder.

        (3) In the event the transaction fails to close because any of the conditions to Closing in Article 3A. are not satisfied because Buyer has violated the terms of this Agreement, Seller shall be entitled to retain the Earnest Money, as liquidated damages and not as a penalty, and Buyer and Seller shall each be relieved of all further liability hereunder.

                                 Article 3
                                  Closing

Closing shall take place on August 1, 2005, at Seller's offices in Houston, Texas ("Closing"), or at such other time and place as agreed to in writing by the Parties. Control of operations, risk of loss, and transfer of title to the Property from Seller to Buyer shall be effective as of 7:00 a.m. local time on the Closing Date.

    A. Conditions to Closing. Except as expressly waived by the Parties, the obligations of the Parties to close this transaction are subject to the satisfaction, at or prior to Closing, of each of the following conditions, which conditions the Parties intend to be conditions precedent to Seller's obligation to convey the Property and to Buyer's obligation to pay the Purchase Price:

        (1) All representations and warranties of the Parties set forth in this Agreement shall be true in all material respects as of the Closing Date as if made on the Closing Date, and the Parties shall have performed all covenants and conditions required by this Agreement to be performed at or prior to Closing and shall have taken all other actions reasonably necessary to close this transaction.

        (2) No Law shall exist or shall have been enacted restricting or substantially delaying this transaction.

        (3) Neither Party shall have exercised any right it may have to terminate this Agreement under the express terms hereof.

        (4) The transaction described in this Agreement shall have been approved by the Board of Directors of each of Seller, Buyer and Giant Industries, Inc., the ultimate parent corporation of Buyer.

        (5) If applicable, each Party shall have complied with the requirements of federal and state securities Laws.

        (6) No Casualty Loss shall have occurred between the date of Buyer's notification to Seller that it has completed its pre-acquisition review and Closing. The term "Casualty Loss" shall mean any single event of loss or damage to the Property or any portion thereof which causes a Material Adverse Environmental Condition or a Material Defect.

        (7) Each Party shall have received a certificate, dated as of the Closing Date, signed by the other Party's Secretary or Assistant Secretary certifying the incumbency of the officers executing this Agreement, and any documents to be executed and delivered by it at the Closing, on behalf of such Party.

        (8) Seller shall have executed and delivered to Buyer the Conveyance Documents, which are attached to this Agreement as Exhibits "G", "H", "I", and "J".

        (9)    Seller's portion of the property Tax owed in accordance with
Article 6B shall have been deducted from the Purchase Price on the Closing Statement.

        (10) Seller shall have received from Buyer, or its Affiliate who has been financially qualified by Seller, a guarantee of the performance, in substantially the form attached hereto as Exhibit "K", of any Affiliate of Buyer who has not been financially qualified by Seller to whom assets are to be conveyed under this Agreement.

        (11) Buyer shall provide an environmental insurance policy in favor of Seller and satisfactory to Seller at Closing.

     B. Termination. If any condition or obligation of a Party has not been satisfied or waived, and Closing has not occurred by the close of business on the Closing Date, the Party to whom said obligation is owed may terminate this Agreement immediately upon the giving of written notice thereof to the Party owing such obligation. Buyer shall promptly return all records, maps, files, papers, and other property of Seller then in its possession, and neither Party shall hereafter have any liability under this Agreement. This provision shall not, however, apply to limit the liability of a Party who has willfully caused termination hereof by any act or failure to act in violation of the terms and provisions of this Agreement.

                               Article 4
              Allocation of Proceeds and Purchase Price

     A. Proceeds from Operations. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Property prior to the Effective Time shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit same to Seller. All proceeds attributable to the operation, ownership, use, or maintenance of or otherwise relating to the Property on and after the Effective Time shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit same to Buyer.

     B. Purchase Price Allocation. Buyer and Seller shall, prior to or at Closing, agree to allocate the Purchase Price among the Property in substantially the same form attached hereto as Exhibit "L" which will represent a reasonable determination in good faith of the fair market value of the Property. Seller and Buyer agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code on Form 8594 in a manner consistent with such allocation and (ii) not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable
Laws or with the consent of the other Party.

                               Article 5
        Responsibility For Contractual Payments and Obligations

    A. Contractual Payments. Seller shall be responsible for all costs and expenses, arising in the ordinary course of business with respect to the ownership, operation, use or maintenance of the Property prior to the Effective Time. Buyer shall be responsible for all such costs and expenses arising in the ordinary course of business with respect to the ownership, operation, use or maintenance of the Property on and after the Effective Time.

    B. Assumption of Liabilities and Obligations Relating to the Property. On and after the Effective Time, but subject to Seller's indemnities set forth in Article 11, Buyer shall assume all liabilities and perform all obligations of Seller relating to the Property (whether such obligations are to a grantor, a Governmental Authority or any other Person) and whether such liabilities or obligations are attributable to periods of time prior to or after the Effective Time, including, but not limited to, any obligations arising with respect to the abandonment or removal (as the case may be) of any existing facilities, Pipeline, appurtenant or associated Equipment or other personal property located on and included in the Property.

     C. Adjustments Regarding Utilities. To the extent utilities have not been placed in Buyer's name as of the Effective Time, charges and credits for water, electricity, sewage, gas and all other utilities shall be adjusted and apportioned between Seller and Buyer through the Effective Time. If Buyer receives invoices for utilities for any period of time prior to the Effective Time, Buyer will promptly forward the invoices to Seller for payment. Likewise, if Seller receives invoices for utilities for any period of time on or after the Effective Time, Seller will promptly forward the invoices to Buyer for payment. If new utility connections or meters are required for Buyer's assumption of utility services, the cost shall be borne by Buyer. After Closing, Buyer shall promptly place in its own name all utilities associated with the Property.

                               Article 6
                       Taxes and Related Matters

     A. Cooperation. Buyer and Seller agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information and assistance relating to the Property as is reasonably necessary for the filing of all Tax matters, the preparation for any audit by any taxing authority, and the prosecution or defense of any Proceeding relating to any Tax matter. Seller and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Property and each shall execute and deliver such documents as are necessary to carry out the intent of this article.

     B. Property Taxes. All real estate, ad valorem and personal property taxes shall be prorated between Buyer and Seller as of the Closing Date based upon the number of days during the applicable tax period each Party owned the Property subject to such tax. For purposes of this Agreement, general property Taxes in respect to the ownership or use of the Property for the calendar year in which the Effective Time occurs shall be prorated between Buyer and Seller as of the Effective Time regardless of when such general property Taxes are actually billed and payable. At Closing, Seller's portion of such general property Taxes attributable to the period prior to the Effective Time shall be deducted from the Purchase Price to be paid to Seller. Buyer shall actually pay to the taxing authority all general property Taxes for the year of Closing which are payable after the Closing. Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for such general property Taxes due for the Tax year in which the Closing occurs and which are payable after the Closing, and Buyer hereby agrees to assume the payment of all such general property Taxes effective upon Closing.

     C. Documentary Transfer Taxes. Buyer shall pay and bear all documentary transfer Taxes, realty transfer Taxes and charges or fees with respect to the transfer of Real Property or to the recordation of the documents necessary for the transfer of Real Property that may be required for the transfer of the Property from Seller to Buyer.

     D. Other Transfer Taxes. Buyer shall pay and be responsible for any other applicable transfer Taxes incurred in connection with the purchase and sale of the Property, including, without limitation, any federal, state or local sales, use, or excise Taxes, whether levied on Seller or Buyer. Buyer shall be responsible for, and will file all necessary Tax returns and other documentation with respect to all such Taxes and remit, upon the request of Seller, copies of the portions of such returns relevant to this Agreement and any necessary documentation to Seller.

     E. Confidential Tax Information. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax return or other confidential Tax information.

     F. Deferred Like-Kind Exchange Cooperation. If so requested by a Party, the other Party shall, at no cost or obligation to such other Party, cooperate in structuring and completing all or a portion of this transaction so as to effect a disposition of "relinquished property" in connection with a multiple party deferred like-kind exchange pursuant to
Section 1031 of the Code. In particular, Buyer hereby consents to the assignment of an interest in the Property to a "qualified intermediary" prior to the Closing hereunder and the assignment by Seller to such "qualified intermediary" of Seller's right to receive the Purchase Price hereunder. The terms "qualified intermediary", and "relinquished property" as used herein shall have the meanings ascribed to them in Treasury Regulations Section 1.1031(k)-1. The requesting Party agrees to indemnify and hold harmless the other Party from any costs, expenses and claims relating to its cooperation arising out of a like-kind exchange of the requesting Party, which indemnity shall survive Closing. Nothing in this Article 6F is intended to relieve any Party from its obligations hereunder.

     G. Certification of Non-Foreign Status. On the Closing Date, Seller shall deliver to the Buyer a certificate in the form attached hereto as Exhibit "M" (Certification of Non-Foreign Status) signed under penalty of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

                               Article 7
                        Seller's Representations

Seller represents and warrants to Buyer the following:

     A. No Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker or finder's fees arising out of or in any way related to the transaction contemplated by this Agreement for which Buyer will be in any way liable.

     B. Organization. Texas New Mexico Pipeline Company is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and duly qualified to carry on business in the states in which its business requires it to be qualified.

     C. Power and Authority. Seller has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby, and the execution, delivery and performance of this Agreement by Seller, will not, with the passage of time or the giving of notice or both:
(1) violate any provision of the formation documents of Seller, (2) materially violate any agreement or instrument to which Seller is a party or by which Seller is bound, (3) materially violate any judgment, order, ruling or decree applicable to Seller as a party in interest, (4) materially violate any Law applicable to Seller or to this Agreement or (5) result in the creation or imposition of any material Lien on any of the Property.

     D. Authorization and Enforceability. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered by Seller. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

     E. Investment Company Act; PUCHA. Seller is not (1) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding
Company Act of 1935, as amended or (3) a "foreign person" within the meaning of Section 1445 of the Code.

     F. Violations of Law. Except as set forth in the Disclosure Schedule, to Seller's knowledge, Seller is not in material violation of any Law in connection with its ownership and/or operation of the Property.

     G. Taxes. Except as set forth in the Disclosure Schedule, to Seller's knowledge, Seller has filed in a timely manner all required federal, state, tribal, and local income, sales, use, property, and franchise Tax returns related to the Property, and has paid (except amounts being diligently contested in good faith by appropriate Proceedings and disclosed in Section 7G of the Disclosure Schedule) all required Tax or similar assessments arising from or related to the Property, including any interest, penalties or additions attributable thereto shown as due on all such filings. Taxes which Seller was required by Law to withhold or collect in respect to the Property have been withheld or collected and have been paid over to the proper Governmental Authorities or are properly held by Seller for such payment when due and payable.

     H. No Proceedings. Except as set forth in the Disclosure Schedule, to Seller's knowledge, (1) there is no Proceeding directly affecting the Property or Seller's ownership or operation thereof on the date hereof that is still pending or threatened, and that, if adversely determined, would impair or prohibit the consummation of the transaction contemplated hereby and (2) there are no material orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller pertaining to any portion of the Property.

     I. Disclosure Schedule Updates. Seller will update the Disclosure Schedule between the signing of this Agreement and Closing in order to make these representations true as stated at Closing.

                               Article 8
                        Buyer's Representations

Buyer represents and warrants to Seller the following:

     A. Independent Investigation. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE 7 HEREOF, BUYER ACKNOWLEDGES THAT (1) SELLER IS SELLING AND BUYER IS ACQUIRING THE PROPERTY ON AN "AS IS", "WHERE IS" BASIS, WITHOUT ANY REPRESENTATIONS AND WARRANTIES CONCERNING THE PROPERTY (EXPRESS, IMPLIED OR STATUTORY), (2) SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF TITLE, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR OTHERWISE WITH REGARD TO THE PROPERTY AND SELLER HAS EXPRESSLY DISCLAIMED ANY WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), AND (3) SELLER HAS NOT AND DOES NOT WARRANT DESCRIPTION, VALUE, QUALITY, OR CONDITION OF ANY OF THE PROPERTY (INCLUDING THE PIPELINES, TANKS, TERMINALS, APPURTENANT OR ASSOCIATED EQUIPMENT OR OTHER REAL OR PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE PROPERTY). BUYER FURTHER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY CONCERNING THE PRESENT OR FUTURE VALUE OF THE POSSIBLE INCOME, COSTS OR PROFITS IF ANY, TO BE DERIVED FROM THE PROPERTY. BUYER HAS MADE INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES, AND EVALUATIONS OF THE PROPERTY AND HAS SATISFIED OR WILL SATISFY ITSELF PRIOR TO THE EXPIRATION OF THE REVIEW PERIOD WITH RESPECT TO THE CONDITION OF THE PROPERTY. FURTHER, BUYER ACKNOWLEDGES THAT THE PROPERTY HAS BEEN USED FOR THE TRANSPORTATION OF REFINED PETROLEUM PRODUCTS OR CRUDE OIL AND MAY HAVE BEEN THE SUBJECT OF ONE OR MORE RELEASES OF REFINED PETROLEUM PRODUCTS OR CRUDE OIL AS A RESULT OF ITS USE.

     B. Investment. Buyer is acquiring the Property for its own benefit and account and not with the intent of distributing fractional undivided interests thereof as would be subject to regulation by federal or state securities Laws.

     C. Evaluation by Buyer. By reason of Buyer's knowledge and experience in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the Property and has formed an opinion based solely upon Buyer's knowledge and experience and not upon any representations or warranties by Seller or any of its representatives other than Seller's representations set forth in
Article 7 hereof.

     D. Transfer Restrictions. Buyer assumes the risk of any transfer restrictions or renegotiation requirements associated with, or the expiration of, any Rights-of-Way, Permits, franchises, Assigned Contracts or other agreements applicable to the Property.

     E. Compliance with Laws. Buyer shall comply with all applicable Laws and shall promptly obtain, or have transferred to its name, and maintain all Permits or consents required by public or private parties in connection with the Property purchased.

     F. Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of New Mexico and is duly qualified to carry on business in the states in which the ownership of the Property requires it to be qualified.

     G. No Brokers. Buyer has not incurred any obligation or liability, contingent or otherwise, nor has it made any agreement with respect to any broker or finder's fees arising out of or in any way related to the transaction contemplated by this Agreement for which Seller will be in any way liable.

     H. Power and Authority. Buyer has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby, the execution, delivery and performance of this Agreement by Buyer will not (1) violate any provision of the formation documents of Buyer, (2) materially violate any agreement or instrument to which Buyer is a party or by which Buyer is bound, (3) materially violate any judgment, order, ruling or decree applicable to Buyer as a party in interest or (4) materially violate any Law applicable to Buyer.

     I. Authorization and Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered by Buyer. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

     J.     Investment Company Act and PUCHA. Buyer is not (1) an
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding
Company Act of 1935, as amended or (3) a "foreign person" within the meaning of Section 1445 of the Code.

     K. No Knowledge. Buyer's management responsible for the consummation of this transaction has no knowledge that there exists any wrong or inaccurate information, omissions, misrepresentations or mistakes on the Disclosure Schedule.

                               Article 9
                         Pre-Acquisition Review

     A. Review Period. During the period commencing on the date of this Agreement and ending forty-five (45) days after the date of this Agreement (the "Review Period"), Buyer and TEPPCO Crude Pipeline, LP., and their Affiliates and the employees, agents and consultants of either shall have the right to do the following, at Buyer's expense and with the cooperation and assistance of Seller, subject to Buyer's executed confidentiality agreement ("Confidentiality Agreement"), and also subject to Buyer supplying to Seller, prior to the end of the Review Period, copies of any reports and/or assessments prepared by Buyer or its Affiliates or the consultants of either, concerning the condition of the Property which are relied upon as the basis of Buyer's termination option under Article 9E, and allowing Seller to discuss the reports or assessments with the Person who prepared them:

          1. Enter all or part of the Property with Seller's representative, including all or any easements, to view the Pipeline, facilities, Equipment, and other operations conducted thereon, and to conduct a surface only inspection and assessment, inventory, study and examination of the same, independently of any documents, data or information furnished by Seller hereunder; and

          2. Inspect and review the Books and Records. Buyer acknowledges that it shall not have access to (a) Seller's Pipeline Manuals used in the operation of the Pipelines or (b) the process used by Seller for integrity assessments, which are considered by Seller to be proprietary property.

     B. No Sampling. Buyer shall not have the right to perform any sampling of any kind in connection with any site assessment, including, but not limited to, any phase II site assessment on any portion of the Property.

     C. Information is Confidential. Except as required by Law, all information acquired by Buyer in any inspection, inventory, study, or examination of the Property, and the results of any analysis thereof, shall be kept confidential by Buyer from anyone other than Seller in accordance with Buyer's executed Confidentiality Agreement. Should Buyer be required by any Law to disclose any information concerning the Property, Buyer shall notify Seller at least five (5) days (or as soon as practical if five (5) days is not available) prior to Buyer's disclosure of such information.

     D. Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective owners, officers, directors, employees, attorneys, and agents from any and all Losses, liabilities, attorneys' fees, court costs, liens, or encumbrances for labor or materials, claims and causes of action arising out of any injury to or death of any Persons or damage to property occurring to or on the Property as a result of the exercise of Buyer's rights under this article, except to the extent the indemnified event or occurrence arises from or is caused by the sole negligence or fault of Seller. Seller shall have the right at all times to participate in the preparation for and conducting of any hearing or trial related to this indemnification provision, as well as the right to appear on its own behalf or to retain separate counsel to represent itself at any such hearing or trial.

     E. Termination Option. Except as hereinafter provided, Buyer shall have the option of terminating this Agreement by providing written notice to Seller on or before the last day of the Review Period, in the event Buyer determines, during the Review Period, that the Property is subject to any: (1) Material Adverse Environmental Condition or (2) Material Defect. To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include substantial evidence of the Material Defect or Material Adverse Environmental Condition leading to the termination notice. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in the Right-of-Way nor (iii) a minor encroachment onto a Right-of-Way shall be deemed to constitute a Material Defect for purposes of this Agreement.

     F. Seller's Remedy. Notwithstanding the delivery of a notice of termination by Buyer to Seller, this Agreement shall not be terminated if, within thirty (30) days after Seller's receipt of such notice: (1) Seller remedies or agrees to remedy, to a degree which is mutually agreed during the referenced thirty (30) day period, such Material Adverse Environmental Condition or Material Defect; or (2) Seller and Buyer mutually agree on an adjustment to the Purchase Price.

    G. Buyer's Termination. Notwithstanding the above, if Buyer can provide substantial evidence that the Property is subject to Material Adverse Environmental Conditions or Material Defects that, when totaled together would expose Buyer to costs to remedy or cure, or the potential for exposure for claims, damages, penalties, assessments or costs in excess of ten percent (10%) of the Purchase Price, Buyer, in its sole discretion, may terminate this Agreement.

     H. Negotiation with Agencies. If Seller agrees to remedy any specific Material Adverse Environmental Condition or Material Defect in the Property, then all negotiations and contacts with Governmental Agencies for approval and review of such remedial action shall be made by Seller, and Buyer shall make no independent contacts with any of the Governmental Agencies relative to such remedial action. Buyer shall receive copies of all correspondence between Seller and any Governmental Agencies regarding such remedial action.

     I. Notice of End of Review Period. When the Review Period had ended, or prior to that time if Buyer has completed its pre-acquisition review, Buyer shall send Seller a notice, to the address provided in Article 24, that it has completed its pre-acquisition review.

     J. Transition. When Buyer notifies Seller, in writing, that its pre-acquisition review is complete, then Buyer and Seller shall enter into a period of transition. During the transition period, Buyer's representatives shall be allowed to "job-shadow" and/or consult with the appropriate Seller employees for an agreed upon period of time. Seller shall also make available to Buyer those of Seller's employees who are interested in discussing employment with Buyer.

                              Article 10
                                 Title

     A. Conveyances. At Closing, Seller shall transfer to Buyer title to the Property by means of the Conveyance Documents. In the case of the Real Property and except as otherwise described in Article 10D. below, it shall be free and clear at Closing of any lawful claims of any third party claiming by, through or under Seller, but not otherwise, and transfer shall be by means of a Special Warranty Deed in substantially the form attached hereto as Exhibit "H".

     B. Title Examination. During the period commencing on the date of this Agreement and ending forty-five (45) days after the date of this Agreement ("Title Examination Period"), Buyer and its Affiliates and their employees, agents and contractors shall have full access to and the right (subject to the executed Confidentiality Agreement) to examine all of Seller's title records relating to the Property, including but not limited to, those listed on Exhibits "B" and "C" attached hereto.

     C. Notice of Significant Title Defect. On or before the last day of the Title Examination Period, Buyer shall give Seller written notice of the land and property interests included in the Property, if any, which have a Significant Title Defect. None of the following shall be deemed to constitute a Significant Title Defect for purposes of this Agreement (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in a Right-of-Way or
(iii) a minor encroachment onto a Right-of-Way. If any Significant Title Defect cannot be or is not cured by Seller prior to the Effective Time, Buyer may, at its election, in writing: (1) terminate this Agreement without further obligation or liability by giving written notice of termination to Seller at any time prior to Closing; (2) offer to acquire the Property, including the portion affected by the Significant Title Defect, subject to the terms of this Agreement, but at a reduced Purchase Price, which offer Seller may accept or reject in its sole discretion; or
(3) acquire the Property, including the portion affected by the Significant Title Defect, without adjustment to the Purchase Price.

     D. The Property is subject to senior and subordinated mortgages granted in favor of Shell Pipeline Company LP. The mortgages are filed of record in each of the counties where the Property is located. At Closing, Seller will provide to Buyer fully executed Releases of Lien to be filed by Buyer in substantially the form attached hereto as Exhibit "N".

                             Article 11
     Seller's Responsibility for Claims Relating to the Property

     A.    Seller's Environmental Responsibilities shall be as follows:

          (1)  Ongoing Remedial Work.

               (a) Unless otherwise agreed, Seller shall retain full responsibility for all costs, including capital, operating and maintenance costs, incurred in connection with (i) any investigation and monitoring of Environmental Conditions or (ii) any clean-up, remedial, removal or restoration work of those Environmental Conditions, either of which is ongoing on the Closing Date and that is required by any Governmental Authority with applicable jurisdiction because of the presence, suspected presence, release or suspected release of a Hazardous Substance in the air, soil, surface water, or groundwater on or emanating from the Property (hereinafter the "Ongoing Remedial Work"). The Ongoing Remedial Work is listed on the Disclosure Schedule. Any equipment associated with the Ongoing Remedial Work will remain the property of Seller. The performance of Ongoing Remedial Work will be by the Seller, in the name of the Seller. The Seller will obtain all necessary licenses, manifests, permits and approvals to perform such work. All Ongoing Remedial Work and the disposal of all waste generated by the Ongoing Remedial Work will be performed in accordance with all applicable Laws.

               (b) Buyer grants to Seller, at no cost to Seller, ingress, egress, access to the Property and use of the lands (including land farming activities) and utilities, including, but not limited to, electricity and water, as needed by Seller to complete any of the Ongoing Remedial Work described in this Article 11A.(1).(a). Seller's responsibility for any Ongoing Remedial Work shall terminate upon Seller's receipt from the applicable Governmental Authority of one of the following: (i) concurrence in any form that remediation efforts are complete and the site may be closed; (ii) No Further Action Required Letter or a similar document issued by a Governmental Authority exercising jurisdiction over the Ongoing Remedial Work; (iii) concurrence with the results of Seller's risk based corrective action plan; or (iv) regulatory concurrence that active remediation may be discontinued subject only to periodic monitoring. Seller will conduct all communications concerning Seller's remediation activities with all Governmental Authorities having jurisdiction. Seller will provide Buyer with copies of all correspondence with the applicable Governmental Authorities concerning Seller's Ongoing Remedial Work, but Buyer shall not communicate with the Governmental Authorities concerning Seller's Ongoing Remedial Work.

               (c) Buyer shall notify Seller within seventy-two (72) hours of any release within 500 feet of any of Seller's Ongoing Remedial Work. If such a release occurs, Seller shall, at Seller's sole discretion and expense, have the right to be present during Buyer's release cleanup activities, take photographs, take notes or take soil samples.

               (d) Should Buyer have a reportable release that directly impacts or affects Seller's Ongoing Remedial Work at a site, then Seller will transfer to Buyer the net present value of the amount of money Seller's remediation consultants or personnel determine is reasonably required for the completion of such Ongoing Remedial Work at the site where Buyer's release occurred. Buyer shall thereupon assume full responsibility for the Ongoing Remedial Work at the specific site along with the remediation of Buyer's own release.

           (2) Post Closing Assessment. Buyer, and it Affiliates and transferees, are prohibited from conducting post Closing environmental assessments, except in those cases (i) where a reasonably prudent pipeline operator, not afforded the indemnities provided in this Agreement, would conduct such assessments in the ordinary course of business, (ii) where required or directed by a Governmental Authority having jurisdiction or (iii) due to any legal or contractual requirements related to the Property. Notwithstanding anything to the contrary herein, should Buyer, or its Affiliates or transferees, conduct a post Closing environmental assessment which is neither (i) of a type which a reasonably prudent pipeline operator, not afforded the indemnities provided in this Agreement, would conduct in the ordinary course of business or (ii) required or directed by a Governmental Authority having jurisdiction or (iii) due to any legal or contractual requirements related to the Property, then Buyer, or its Affiliates or transferees, shall indemnify, defend and hold harmless Seller Indemnitees from any and all Claims (including Claims for personal injury, death and/or property damage) arising out of or resulting from such post Closing environmental assessment.

          (3) Seller shall not have any obligation to Buyer regarding any environmental matter other than those obligations described in Article 11A.(1) above and is providing no environmental indemnity to Buyer under this Agreement.

     B. Seller is providing no general indemnity to Buyer under this Agreement.

                               Article 12
       Buyer's Responsibility for Claims Relating to the Property

     A.   Buyer's Environmental Responsibility shall be as follows:

          (1) Future Remediation Sites. Regardless of when the release causing the Environmental Condition occurred, Buyer agrees to accept full responsibility for all costs, including capital, operating and maintenance costs, incurred in connection with (i) any investigation or monitoring of Environmental Conditions or (ii) any clean-up, remedial, removal or restoration work of those Environmental Conditions, if any, either of which may be necessary on or after the Effective Time and required by any Governmental Authority with applicable jurisdiction because of the presence, suspected presence, release or suspected release of Hazardous Substances in the air, soil, surface water, or groundwater on or emanating from the Property (hereinafter the "Future Remedial Work"); provided however, that as long as Seller's Environmental Indemnity of Buyer is in place, such indemnity shall apply to any Environmental Condition which would be included under that indemnity. The performance of any Future Remedial Work will be by the Buyer, in the name of Buyer. The Buyer will obtain all necessary licenses, manifests, permits and approvals to perform such work. All Future Remedial Work and the disposal of all waste generated by the Future Remedial Work will be in accordance with all applicable Laws. It is expressly understood that Buyer, under this Article, does not assume any responsibility for Ongoing Remedial Work as that work is set out in Article 11A.(1) above.

           (2) Monitoring of Wells. At such time as testing of Monitoring Wells is the only work left with regard to a site on which Ongoing Remedial Work was being done at the Effective Time, Buyer assumes the obligation to continue any required testing of any Monitoring Wells on the Property for Environmental Conditions. Buyer will promptly file any required reports and send a copy of same to Seller. In addition, Buyer assumes, as of the Effective Time all responsibility, including all costs and expenses, for the testing of and reporting related to any other Monitoring Wells associated with the Property and shown on the Monitoring Well List attached to the Disclosure Schedule. Buyer will conduct these monitoring activities until site closure is obtained as outlined in
Article 11A.(1)(b).

           (3) ENVIRONMENTAL INDEMNITY. BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AFFILIATES AND THE DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, OWNERS, EMPLOYEES, TENANTS, CONTRACTORS,
ATTORNEYS, AGENTS, SUCCESSORS AND ASSIGNS OF ANY OF THEM ("SELLER INDEMNITEES") HARMLESS FROM ANY CLAIMS (INCLUDING WITHOUT LIMITATION
THIRD PARTY CLAIMS FOR PERSONAL INJURY OR DEATH, INCLUDING EXPOSURE, OR
REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS), JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS),
INTEREST OR LOSSES, CONSULTANT FEES, ATTORNEYS' FEES AND EXPERT FEES THAT ARISE DIRECTLY OR INDIRECTLY FROM OR AS A RESULT OF (i) THE EXISTENCE OF ENVIRONMENTAL CONDITIONS WHETHER FROM THE OPERATION OF THE PIPELINE OR EQUIPMENT PRIOR TO, ON OR AFTER THE EFFECTIVE TIME OR (ii) VIOLATION OF APPLICABLE ENVIRONMENTAL LAW IN CONNECTION WITH THE OPERATION OF THE PIPELINE OR EQUIPMENT PRIOR TO, ON OR AFTER THE EFFECTIVE TIME. THIS
ARTICLE 12A.(3) SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE EFFECTIVE
TIME.

     B.    PUNITIVE DAMAGES. THE FOREGOING INDEMNITIES BY BUYER UNDER THIS
ARTICLE 12 SHALL NOT COVER OR INCLUDE ANY PUNITIVE OR EXEMPLARY DAMAGES.

     C. Environmental Insurance. Buyer shall provide an environmental insurance policy in favor of Seller and satisfactory to Seller at Closing.

     D. BUYER'S GENERAL INDEMNITY OF SELLER. TO THE FULLEST EXTENT PERMITTED BY LAW, BUT NO FURTHER, BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM ANY AND ALL LOSSES, LIABILITIES, LIENS, ENCUMBRANCES, DAMAGES, JUDGMENTS, DEMANDS, SUITS, CLAIMS, ASSESSMENTS, CHARGES, FINES, PENALITES OR EXPENSES (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION), WHICH RESULT FROM INJURIES TO OR DEATH OF ANY PERSONS, OR DAMAGES TO PROPERTY OF ANY KIND OR CHARACTER WHICH OCCUR PRIOR TO, ON OR AFTER THE EFFECTIVE TIME AND WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM: (1) THE OWNERSHIP, POSSESSION, OPERATION, USE OR MAINTENANCE OF THE PROPERTY PRIOR TO, ON AND AFTER THE EFFECTIVE TIME; OR (2) THE MATERIAL BREACH BY BUYER OF ANY OF ITS OBLIGATIONS OR REPRESENTATIONS HEREUNDER. SUCH INDEMNIFICATION SHALL APPLY EVEN THOUGH THE INDEMNIFIED EVENT OR OCCURRENCE ARISES FROM OR IS CAUSED BY THE SOLE, CONCURRENT OR CONTRIBUTORY NEGLIGENCE, OR BOTH (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR NATURE) OR FAULT OF SELLER, BUT SUCH INDEMNIFICATION SHALL NOT APPLY IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER. THIS PARAGRAPH SHALL NOT APPLY TO ENVIRONMENTAL LIABILITIES AS SET OUT IN ARTICLE 12A.(3). THIS
ARTICLE 12D. SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE EFFECTIVE
TIME.

                              Article 13
                           Exclusive Remedy

AS BETWEEN THE BUYER AND THE SELLER AFTER CLOSING, THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY. IF THE CLOSING OCCURS, NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES AFTER THE CLOSING DATE OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT OR WITH RESPECT TO THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED.

                             Article 14
                 Incidental Contamination and NORM

Buyer acknowledges that the Property may contain inter alia asbestos in piping coating, undisplaced petroleum hydrocarbon products in pipelines, coats of lead-based paints, PCB's in transformers or rectifiers, mercury in electrical switches, and Naturally Occurring Radioactive Material ("NORM") in various potential forms. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of these affixed or attached substances from the inside or outside of the piping, Equipment or the Property. Notwithstanding any contrary provision or definition contained herein, in connection with these substances affixed to the inside or outside of the piping, Equipment or the Property, Buyer expressly assumes all liability for or in connection with the future abandonment and removal of the Pipelines, tanks, Equipment and other personal property included in the Property and the assessment, remediation, removal, transportation and disposal of any such Pipelines, Equipment and personal property and associated activities in accordance with all relevant rules, regulation and requirements of Governmental Authorities.

                               Article 15
                              Cooperation

The Parties shall execute and deliver such additional documents and shall use all Reasonable Efforts to take or cause to be taken all such actions as may be necessary or advisable to close and make effective this transaction. It shall be Buyer's responsibility to obtain all governmental and Third Person consents and approvals necessary for the issuance, reissuance or transfer of environmental and land use permits, applications, Rights-of-Way, authorities to construct, Permits to operate, authorizations and licenses used or held by Seller or otherwise required in connection with the ownership, operation, use and maintenance of the Property. Upon the request of Buyer, after Closing, Seller shall assist, with no out of pocket expense to Seller, in obtaining consents from Third Persons which are necessary or appropriate to transfer any portion of the Property. After Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Property to Buyer in the manner contemplated in this Agreement.

                              Article 16
                        Survival of Provisions

All representations and warranties, covenants of the Parties and the indemnification obligations of the Parties set forth in this Agreement shall survive in accordance with the provisions of this Agreement.

                              Article 17
                         Costs and Expenses

Each Party shall bear and pay its own costs and expenses, including but not limited to attorneys' fees, incurred in connection with this transaction.

                             Article 18
                            Risk of Loss

The risk of damage, destruction, or other casualty loss to or of the Property shall remain with Seller from and after the execution of this Agreement until the Effective Time, at which time Seller shall place Buyer in possession of the Property; and from and after the Effective Time, all risks of damage, destruction, or other casualty loss to or of the Property shall be borne solely by Buyer.

                             Article 19
                Joint Venture, Partnership and Agency

Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between the Parties.

                             Article 20
                         Books and Records

     A. Delivery of Books and Records. Not later than ninety (90) calendar days after Closing, Seller shall deliver to Buyer the Books and Records. Buyer understands that there may be certain voluminous documents included within the Books and Records, especially data from Seller's control center. Seller will retain the control center data, on behalf of Buyer, for the applicable Department of Transportation ("DOT") required record retention period and will deliver it to Buyer in a timely manner when Buyer requests the data for a DOT audit. Buyer will give Seller reasonable notice of its need for the data. If this transaction is not closed as to any portion of the Property, all of the Books and Records obtained from Seller in connection with the exercise of Buyer's pre-acquisition review, and related solely to that portion of the Property not transferred as contemplated herein, shall be returned to Seller within five (5) calendar days after Closing.

     B. Retention of Books and Records. Notwithstanding the inclusion of the Books and Records in the Property under Article 1, Seller shall have the right to copy and retain any copies of any of the Books and Records relating to the Property for which it has, or may have, any business, technical or legal need. To the extent that those Books and Records made available to Buyer before or after the Closing contain proprietary business or technical information of Seller or its Affiliates, Buyer agrees to hold such Books and Records in confidence and limit their use to the Property. Buyer shall not destroy or otherwise dispose of any of the Books and Records acquired hereunder for a period of three (3) years following the Closing (except as to Tax records for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to Seller. During such periods, Buyer shall make such Books and Records, available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer's business operations.

                              Article 21
                              Publicity

Seller and Buyer shall, and each shall use its Reasonable Efforts to cause its Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures, irrespective of the form of communication, relating to the proposed transaction described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, including electronic communications, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Law, including, but not limited to, regulations of the Securities and Exchange Commission, with the Party making the disclosure giving the other Party as much advance notice thereof as is feasible.

                              Article 22
                         Recording and Filing

Except as may be required by Law, this Agreement shall not be recorded or filed by either Party, or their successors or assigns, in or with any Governmental Authority without the prior written consent of the other Party.

                              Article 23
                            Confidentiality

Seller and Buyer (and their respective Affiliates) each acknowledge that this Agreement and the transactions contemplated hereby are subject to the Confidentiality Agreement. Buyer and Seller do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a "confidential transaction" under Treasury Regulation 1.6011-4(b)(3).

                             Article 24
                               Notices

All notices and consents required or authorized hereunder shall be in writing and shall be deemed to have been duly given by one Party if delivered personally, faxed with receipt acknowledged, mailed by registered or certified mail, delivered by a recognized commercial courier or otherwise actually received by the other Party at the address set forth below, or such other address as one Party shall have designated by ten (10) calendar days prior written notice to the other Party:

Buyer's Address:                         Seller's Address:
Giant Pipeline Company                   Shell Pipeline Company LP
23733 N. Scottsdale Road                 777 Walker Street
Scottsdale, Arizona 85255                Houston, Texas 77002
Attn: Vice President, Special Projects   Attn: Portfolio Manager
Telephone: (480) 585-8829                Telephone: (713) 241-2122
Fax: (480) 585-8892                      Fax: (713) 423-0471

                              Article 25
                         Time of Performance

Time is of the essence in the performance of all covenants and obligations under this Agreement.

                             Article 26
                          Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to this transaction and supersedes all prior negotiations, statements, representations, discussions, correspondence, offers, agreements, and understandings relating to this transaction. This
Agreement may be modified, amended or supplemented only upon the prior written agreement of the Parties.

                               Article 27
                               Assignment

Buyer may not sell, assign, transfer, convey, option, mortgage, pledge or hypothecate its rights and obligations hereunder to any Third Person without the prior written consent of Seller, which consent shall not be unreasonably withheld. Upon any authorized sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Buyer, to the extent assignment is allowed under this Agreement, but Buyer shall remain jointly liable for the performance of the Buyer's obligations hereunder.

                               Article 28
                             Applicable Law

THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS
AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE PERFORMED IN HARRIS COUNTY, TEXAS.

                               Article 29
                                Headings

The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing it.

                               Article 30
                           Dispute Resolution

Any dispute, controversy or claim ("Dispute"), whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any Dispute concerning any question of validity or effect of this Agreement, including this Article) arising out of or related to this Agreement, (including any amendments or extensions), the breach or termination hereof or thereof, the subject matter of this Agreement, the Property, and the relationship and dealings of the Parties with respect to these matters, shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes and this provision The arbitration shall be governed by the United States Arbitration Act 9 U.S.C. 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. Buyer further covenants not to sue Seller or its Affiliates and agrees that this Article 30 Dispute Resolution shall be Buyer's sole and exclusive remedy for any and all Disputes or Claims related in any manner to the transaction contemplated under this Agreement or the Property, including, but not limited to, claims of fraud in the inducement of this Agreement.

                               Article 31
                    No Third Person Beneficiaries

Except to the extent a Third Person is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of either Party hereto, it being the intention of the Parties hereto that no Person shall be deemed a Third Person beneficiary of this Agreement, except to the extent a Third Person is expressly given rights herein. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to create any rights with respect to any employee of either Party or any employee of any Affiliate of a Party.

                               Article 32
                      Counterparts and Facsimiles

 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding affect thereof.

                               Article 33
                               Covenants

Through the Closing Date, Seller covenants to continue doing the following activities in the same manner as it currently conducts the activities:

        (1)    One-Call Service for the Pipeline.

        (2)    Aerial surveillance of the Pipeline.

        (3)    Cathodic protection for the Pipeline.

        (4) Maintain all Permits and Rights-of-Way applicable to the Property.

                               Article 34
                                Exhibits

The Exhibits, Annex, and Schedule listed below are attached to this Agreement and by this reference are fully incorporated herein:

Annex A                Definitions
Exhibit "A" and "A-1"  Maps and System Descriptions
Exhibit "B"            Real Property
Exhibit "C"            Rights-of-Way and Permits
Exhibit "D"            Assigned Contracts
Exhibit "E"            Equipment
Exhibit "F"            Closing Statement


Exhibit "G"            Assignment [Partial Assignment]
Exhibit "H"            Special Warranty Deed
Exhibit "I"            Bill of Sale
Exhibit "J"            Assignment of Contracts
Exhibit "K"            Performance Guarantee
Exhibit "L"            Purchase Price Allocation
Exhibit "M"            Certification of Non-Foreign Status
Exhibit "N"            Release of Lien

Disclosure Schedule



IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                    TEXAS-NEW MEXICO PIPE LINE COMPANY

                    By:    /s/ ROBERT M. HEISLER
                       ------------------------------
                    Name:  Robert M. Heisler
                       ------------------------------
                    Title: President
                       ------------------------------

                    GIANT PIPELINE COMPANY

                    By:    /s/ LUKE K. WETHERS
                       ------------------------------
                    Name:  Luke K. Wethers
                       ------------------------------
                    Title: VP, Special Projects
                       ------------------------------

                                 ANNEX A
                       Attached to and Made Part of
                       Purchase and Sale Agreement
                       Dated June 21, 2005 between
                    Texas-New Mexico Pipe Line Company
                                  and
                         Giant Pipeline Company


                               Definitions

As used herein and in the Agreement, the following terms shall have the meanings defined below:

Accounting Records shall include detail of property accounting records, including records required to comply with Federal Energy Regulatory Commission requirements, and up to two (2) years of shipper and customer revenue invoices, subject to any objection from shippers or customers. For a legal entity, the accounting records shall include current month and prior year-end general ledger detail (property records, store stock inventory, account receivable, trial balances,) account reconciliations, two (2) years of bank statements, annual financial statements, property tax records, shipper and customer invoices, subject to any objections from shippers or customers, and three (3) years of income and excise tax returns.

Affiliate shall mean, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

Agreement shall mean this Purchase and Sale Agreement, including this Annex, the Exhibits and the Disclosure Schedule attached hereto, as amended, modified and supplemented from time to time.

Assigned Contracts shall mean those contracts that are a part of the Property and are described on Exhibit "D", as the same have been amended, modified and supplemented prior to the Closing.

Books and Records shall mean all non-privileged original files, records and data (excluding any legal opinions) relating to the Property, including, but not limited to, lease, land, and title records (including abstracts of title, title opinions and title curative documents); contracts; communications to and from any Governmental Authorities; Tax and Accounting Records; permitting files; health, safety and environmental records; and engineering and operating records relating to the Pipeline. In the event that Seller claims that a document is privileged, Seller shall notify Buyer of that fact in writing prior to Closing. Unless related to obligations assumed by Buyer and Buyer is required by Law to have original documentation, files relating to litigation concerning the Property, shall not be considered to be Books and Records. In addition, Pipeline Manuals used in the operation and maintenance of the Pipeline and the process used by Seller for integrity assessments also shall not be considered to be Books and Records.

Casualty Loss shall have the meaning set forth in Article 3A.(6).

Chemical Substance shall mean any chemical substance, including, but not limited to, any sort of pollutants, contaminants, chemicals, raw materials, intermediates, products, industrial or solid substances, materials, wastes, or petroleum products, including crude oil or any component or refraction hereof.

Claim shall mean any demand, claim, notice of noncompliance or violation, loss, cost (including investigatory costs and attorneys' fees), damage, expense, action, suit, Proceeding, judgment, or liability of any nature whatsoever.

Closing shall mean the Closing of the purchase and sale of the Property as contemplated by this Agreement.

Closing Date shall mean the date set for the Closing in accordance with
Article 3.

Closing Statement shall have the meaning set forth in Article 2.

Code shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement shall mean the agreement executed by Seller and Buyer on October 31, 2003.

Conveyance Documents shall mean all deeds, bills of sale, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in such form as attached to this Agreement as Exhibits "G", "H", "I", and "J.

Disclosure Schedule shall mean the disclosure schedule of even date with this Agreement prepared, and delivered to Buyer, by Seller, as the same is updated between the date of this Agreement and Closing.

Dispute shall have the meaning set forth in Article 30.

DOT shall have the meaning set forth in Article 20.

Earnest Money shall have the meaning set forth in Article 2B.

Effective Time shall mean 7:00 a.m. (local time), on the Closing Date.

Environmental Condition shall mean any Hazardous Substance or Chemical Substance which is on or affects the Property or which is released, emitted, or discharged from the Property.

Environmental Law shall include, but shall not be limited to, CERCLA, RCRA, the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C., 8401, et seq., and the regulations thereunder, and any other local, state, and/or federal Laws or regulations, whether currently in effect, or promulgated or amended in the future, that govern:

- The existence, cleanup and/or remedy of contamination on the Property;
- The protection of the environment from spilled, deposited or otherwise emplaced contamination;
-  The control of hazardous wastes; or
- The use, generation, transport, treatment, disposal, removal or recovery of Hazardous Substances or Chemical Substances, including building materials.

Estimate of Repair Costs equal $1,000,000.00 and includes the cost or projected costs to be incurred by Buyer to make repairs to the Pipeline arising from conditions identified on the Disclosure Schedule or discovered as a result of the hydrotest.

Equipment shall have the meaning set forth in Article 1A.(5).

Governmental Authority shall mean any entity of or pertaining to government, including any federal, state, tribal, local, foreign, other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

Hazardous Substance shall mean any substance which at any time shall be listed as "hazardous" or "toxic" in the regulations implementing the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 43 U.S.C. 6901 et seq., the Resource Conservation and Recovery Act ("RCRA) 42 U.S.C.A. 6901 et. seq., the Toxic Substances Control Act
(TSCA) 15 U.S.C.A. 2601 et. seq., or the Emergency Planning and Community Right to Know Act ("EPCRA") 42 U.S.C.A. 11001 et seq. or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance and/or a threat to human health and/or the environment and regulated under applicable Law. The term "Hazardous Substance" shall also include, for purposes of this Agreement, without limitation, the products of any manufacturing or other activities on the subject Property.

Law shall mean all applicable local, state, tribal, federal and foreign laws and rules, regulations, codes, and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

Lien shall mean any lien, mortgage, pledge, security interest or options other than Permitted Encumbrances.

Losses shall mean any and all damages, losses, liabilities, payments, obligations, penalties, assessments, costs, disbursements or expenses (including interest, awards, judgments, settlements, fines, costs of redemption, diminutions in value, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

Material Adverse Environmental Condition shall mean a single
Environmental Condition which is not disclosed on the Disclosure Schedule dated as of the execution date of this Agreement and requiring the expenditure of in excess of ten percent (10%) of the Purchase Price to cure or remedy.

Material Defect shall mean a single defect in the Property (other than a title defect) which: (1) will significantly impair the operating functions, safety, conversion, or use of the Property; (2) would cost in excess of ten percent (10%) of the Purchase Price to cure or remedy and
(3) is not disclosed on the Disclosure Schedule dated as of the execution date of this Agreement.

Monitoring Well shall mean a properly installed and completed well which allows for the collection of groundwater information including, but not limited to, both physical and chemical characteristics.

Ongoing Remedial Work shall have the meaning set forth in Article
11A.(1)(a).

Party and Parties shall have the meaning set forth in the preamble.

Permit shall mean any license, permit, concession, franchise, authority, consent or approval granted by any Governmental Authority.

Permitted Encumbrances shall mean (a) the Liens described in Section 7K of the Disclosure Schedule, and (b) Liens for current Taxes which are not yet due and payable or which Seller is contesting in good faith.

Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited partnership, trust, unincorporated organization or Governmental Authority.

Pipeline Manuals shall mean the manuals developed by Seller, or its predecessors, and used in the operation and maintenance of its pipeline systems.

Pipeline shall have the meaning set forth in Article 1A.l.

Proceeding shall mean any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any Governmental Authority or any arbitrator, board of arbitration or similar entity.

Property shall have the meaning set forth in Article 1A. of the Agreement.

Purchase Price shall have the meaning set forth in Article 2.

Real Property shall have the meaning set forth in Article 1A.(2).

Reasonable Efforts shall mean efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

Review Period shall have the meaning set forth in Article 9A.

Right-of-Way shall mean any right-of-way, easement, license or prescriptive right that is listed on Exhibit "C".

Seller Indemnitees shall have the meaning set forth in Article 12A.(3).

Significant Title Defect as used in this Agreement, includes, but is not limited to, any single reservation, exception, limitation, restriction, lien, encumbrance, or other defect which is not disclosed on the Disclosure Schedule and which results in or could result in Buyer having to expend in excess of ten percent (10%) of the Purchase Price to cure or remedy. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in a Right-of-Way nor (iii) a minor encroachment onto a Right-of-Way shall be deemed to constitute a Significant Title Defect for purposes of this Agreement.

Tax shall mean, as relating to any of the Property, any federal, state, tribal, or local income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

Third Person shall mean any Person other than Seller or Buyer or their Affiliates.

Title Examination Period shall have the meaning set forth in Article 10B.

Total Recommissioning Costs includes the cost or projected costs to be incurred by Buyer for all work necessary to place the Pipeline in crude oil service for the transportation of crude oil between Jal and Bisti, New Mexico.

Other Terms. Other terms may be defined elsewhere in the text of the Agreement and shall have the meaning indicated throughout the Agreement.

     Other Definitional Provisions

     1. The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     2. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     3. Whenever a statement is qualified by the term "knowledge", or similar term or phrase, it is intended to indicate actual knowledge, or the possession of information, data or documents that would give actual knowledge, on the part of a Person or its officers, directors or employees with direct responsibility for the matter.

     4. Whenever the Parties have agreed that any approval or consent shall not be "unreasonably withheld", such phrase shall also include the Parties' agreement that the approval or consent shall not be unreasonably delayed or conditioned.